EXHIBIT 99.1

AVX Corporation Announces Preliminary Fourth Quarter and Full Year Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) - April 26, 2006 --

AVX Corporation (NYSE: AVX) reported that unaudited net sales improved $32.4 million, or 10.6%, to $338.4 million in the quarter ended March 31, 2006 compared to net sales of $306.0 million in the quarter ended March 31, 2005. Unaudited net sales increased $50.0 million, or 3.9%, to $1,333.2 million for the fiscal year ended March 31, 2006 compared to net sales of $1,283.2 million for the fiscal year ended March 31, 2005.

Unaudited net income for the quarter was $27.4 million, or $0.16 per share, compared to $6.6 million, or $0.04 per share, for the same period last year. Unaudited net income for the full fiscal year was $79.1 million, or $0.46 per share, compared to $55.7 million, or $0.32 per share, last year.

Chief Executive Officer and President, John Gilbertson, stated “Our results for the year reflect the highest revenue and net income since the end of the tech bubble in fiscal 2001. Overall demand for our products has improved throughout the year and increased the industry capacity utilization, which in turn, has helped stabilize prices. Better pricing, coupled with our moves to lower the cost of manufacturing, have positively impacted our results.”

Fiscal Year highlights:

•	Revenue up $50 million to $1 billion 333 million

•	Gross profit margin of 15.3% of sales, up 1.4% compared to last year. Margins have increased in each of the past four quarters.

•	Earnings per share of $0.46, up $0.14 from last year

•	Dividends paid of $0.15 per share

•	Reduced inventories $72 million during the year

Cash and cash equivalents, short term investments and long-term investments in securities increased $26.3 million during the March quarter and totaled $799.3 million at March 31, 2006. During the quarter, $6.5 million of dividends to stockholders were paid, and $2.7 million was used to purchase AVX shares on the market now held as treasury stock.

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(preliminary and unaudited)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31		March 31
	2005	2006	2005	2006
Net sales	$305,968	$338,395	$1,283,202	$1,333,208
Cost of sales	272,358	276,293	1,105,164	1,129,775
Gross profit	33,610	62,102	178,038	203,433
Selling, general & admin. expense	29,067	29,494	107,429	111,110
Profit (loss) from operations	4,543	32,608	70,609	92,323
Other income	5,522	6,635	17,435	23,439
Income (loss) before income taxes	10,065	39,243	88,044	115,762
Provision (benefit) for taxes	3,460	11,861	32,312	36,711
Net income (loss)	$6,605	$27,382	$55,732	$79,051

Basic income (loss) per share	$0.04	$0.16	$0.32	$0.46
Diluted income (loss) per share	$0.04	$0.16	$0.32	$0.46

Weighted average common
shares outstanding:
Basic	173,046	172,262	173,450	172,532
Diluted	173,407	173,152	173,906	173,053

Net income for the quarter and fiscal year ended March 31, 2006 were favorably impacted by $1.4 million and $3.3 million, respectively, for the favorable settlement of certain income tax exposures related to prior years.

AVX CORPORATION
Consolidated Condensed Balance Sheets
(preliminary and unaudited)
(in thousands)

	March 31,	March 31,
	2005	2006
Assets
Cash and cash equivalents	$490,470	$505,326
Short-term investments in securities	36,000	158,995
Accounts receivable, net	156,065	177,448
Inventories	379,630	307,653
Other current assets	55,971	57,993
Total current assets	1,118,136	1,207,415
Long-term investments in securities	193,997	135,004
Property, plant and equipment, net	265,892	229,092
Other assets	111,724	97,736

TOTAL ASSETS	$1,689,749	$1,669,247

Liabilities and Stockholders' Equity
Short-term bank debt	$-	$-
Accounts payable	116,452	105,011
Income taxes payable and accrued expenses	80,120	62,759
Total current liabilities	196,572	167,770
Other liabilities	53,926	56,069

TOTAL LIABILITIES	250,498	223,839

TOTAL STOCKHOLDERS' EQUITY	1,439,251	1,445,408

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,689,749	$1,669,247

Certain statements contained above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are described in the documents AVX Corporation files with the Securities and Exchange Commission, including, but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks. Actual events, results, and/or timing may differ from the events, results, and/or timing as projected, estimated, or described above.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843/946-0691
finance@avxus.com